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                                                              EXHIBIT 99.1


[SEVEN-UP/RC LOGO]   BOTTLING COMPANY
                     OF SOUTHERN CALIFORNIA, INC.

                                              3220 East 26th Street
                                              Los Angeles, California 90023-4298
                                              Telephone (213) 268-7779

SEVEN-UP/RC BOTTLING COMPANY OF SOUTHERN CALIFORNIA
CONSUMMATES PLAN OF REORGANIZATION

- -- "TODAY'S CONSUMMATION MARKS THE CONCLUSION OF OUR YEAR-LONG RESTRUCTURING EFFORTS," SAYS BART BRODKIN, CEO. --

Vernon, California. August 15, 1996 -- Seven-Up/RC Bottling Company of Southern California, Inc. announced today that it has consummated the Company's First Amended Joint Plan of Reorganization, dated June 19, 1996 (the "Plan"). As previously announced, the Plan was confirmed by the Bankruptcy Court on August 2, 1996, and had been accepted by holders of in excess of 99.96% of the total dollar amount of the Company's 11.5% Senior Secured Notes due 1999 ($140 million principal amount) (the "Noteholders") who voted on the Plan. According to the Company, distributions under the Plan will begin in the next few days.

Under the Plan approved by the Bankruptcy Court, Noteholders receive approximately 98% of the Company's equity and $55 million -- representing the net proceeds from the sale of the Company's Puerto Rico subsidiary. An application for the listing of the Company's common stock on NASDAQ has been filed. The Plan also provides that the Company's trade creditors are to be paid in full and that all relationships with franchisors, distributors and licensors will continue unaffected.

Bart Brodkin, the CEO of the Company, commented that "our restructuring has eliminated over $140,000,000 of debt obligations, which combined with significant cost reductions and improved margins has resulted in a significant increase in our cash flow. Our balance sheet is strong with virtually no debt, other than a working capital facility of $35,000,000 which will provide liquidity well in excess of our projected needs. The Company has emerged from Chapter 11 as a strong, disciplined and profitable bottling company."
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Also, the Company announced that a new board of directors had been constituted, and will consist of Barton S. Brodkin, the Company's CEO and President prior to its bankruptcy filing; John R. Attwood, former Chairman of the Coca-Cola Bottling Company of Los Angeles; William C. Langley, former Executive Vice President of Chemical Banking Corporation (Chase Manhattan Corporation); M. L. Lowenkron, former President and CEO of G. Heileman Brewing Co., Inc. and former CEO of A&W Brands, Inc.; and Sydney Irmas, former Chairman of Softview, Inc. and former director of Price Phister, Inc.

Seven-Up/RC Bottling Company of Southern California, Inc. is one of the largest independent manufacturers and distributors of beverage products in the United States.

Inquiries should be directed to Edward Whiting of Whitman Heffernan Rhein & Co., Inc., financial advisor to Seven-Up/RC Bottling Company of Southern California, Inc. (213-267-6233). Inquiries regarding distributions to Noteholders should be directed to Loretta Lundberg of The Bank of New York (212-815-5080).